EXHIBIT 99


For Immediate Release                                                  PR-99011


Contact: Andrew R. Bacas, Acting Chief Executive Officer      610-832-2111, x101
         Mark P. Glassman, Chief Financial Officer            610-832-2111, x104

              ImageMax Announces Signing of Interim Bank Agreement

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     Conshohocken, PA, October 6, 1999--ImageMax, Inc. (OTCBB: IMAG) announced today that the Company has entered into an Interim Agreement with the banks that are the parties to the Company's credit facility entered into on March 30, 1998 (as amended, the "Credit Facility"). Pursuant to the Interim Agreement, the banks have agreed to forbear from exercising their rights and remedies with respect to all existing defaults under the Credit Facility until the earlier of April 1, 2000 or the occurrence of a default under the Interim Agreement or any additional default under the Credit Facility.

     "This agreement should allow management to focus more on internal operations as we continue to explore and develop our strategic alternatives," said Acting CEO Andy Bacas.

     Under the terms of the Interim Agreement, the amount available under the Credit Facility is reduced to $18.5 million, which was the amount outstanding on September 30, 1999, and the applicable interest rate is reduced to prime rate plus two percent (2%) per annum (effective rate of 10.25% as of September 30, 1999). Principal repayments of $50,000, $75,000, and $100,000 are due January 1, February 1, and March 1, 2000, respectively, with all remaining sums payable on April 1, 2000. The Company is subject to certain restrictive covenants pertaining to levels of capital expenditures, additional indebtedness, stockholders' equity, and the declaration or payment of dividends.

     Statements in this press release which are not historical fact are forward-looking statements that involve risk and uncertainty, including those set forth in "Business-Risk Factors" in ImageMax' 1998 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.